Exhibit 99.2
EXPLANATORY NOTE
As further discussed in Note 1 to our consolidated financial statements contained in Exhibit 99.3 of this Current Report on Form 8-K, our consolidated financial statements for the periods presented have been adjusted for the retrospective application of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The financial information contained in the management discussion and analysis below reflects only the adjustments described in Note 1 of Exhibit 99.3. The retrospective application of FSP APB 14-1 affected our fiscal years 2006 through 2008. No other modifications or updates to the disclosures have been made in this Current Report on Form 8-K for events occurring after March 3, 2009, the date of filing our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, with the Securities and Exchange Commission.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Introductory Overview
We are the world leader in developing and delivering innovative solutions to physicians treating men’s and women’s pelvic health conditions, thereby recognized as the technology leader in the markets we serve. We have built a business that delivers consistent growth, fueled by a robust pipeline of innovative products for significant, under-penetrated markets. We have consistently diversified our product portfolio, building on our traditional base of products for men’s incontinence and erectile restoration, to include products and therapies targeted at benign prostatic hyperplasia (BPH) in men, as well as urinary incontinence, pelvic organ prolapse and menorrhagia in women. We estimate there are as many as 1.8 billion incidences of these conditions in the global markets we serve, with many people suffering from multiple conditions. Treatment options for these conditions vary considerably depending on the severity of the condition. Approximately 450 million of these men and women have conditions sufficiently severe so as to profoundly diminish their quality of life and significantly impact their relationships. Our addressable market is contained within this group of patients. Our product development and acquisition strategies have focused on expanding our product offering for surgical solutions, including less-invasive solutions for surgeons and their patients. Our primary physician customers include urologists, gynecologists, urogynecologists and colorectal surgeons.
We completed our 36th year of operations in 2008, with a continued focus on technological innovation, market expansion and financial strength.
Our net sales grew from $463.9 million in 2007 to $501.6 million in 2008. In 2008, men’s health contributed $219.2 million, or 44 percent of total net sales, BPH therapy contributed $116.3 million, or 23 percent of total net sales, and women’s health contributed $166.1 million, or 33 percent of total net sales.
Our products for treating incontinence in both the men’s and women’s health businesses drove revenue growth in 2008, particularly through the success of the AdVance® male sling and the MiniArc® Single Incision Sling for treating female stress urinary incontinence. Our erectile restoration product revenues grew through notable expansion in a number of international markets. We provide a full line of medical laser systems to deliver minimally invasive procedures for the treatment of obstructive BPH and urinary stones. BPH therapy revenues declined in 2008, as a result of a slower than anticipated market penetration rate, but we have made considerable improvements to product performance in 2008 and are now selling throughout our global markets GreenLight HPS® (High Performance System), and we continue to market our TherMatrx® solution for in-office treatment of BPH. Revenue from our prolapse repair products, notably Apogee® and Perigee®, also grew more significantly through expansion in international markets and exited 2008 strong in all regions with the recent launch of our new Elevate® posterior transvaginal prolapse repair system in the back half of 2008. Our Her Option® product for the treatment of menorrhagia, or excessive uterine bleeding, experienced a decline in revenues during the year, with lower than expected adoption rates for office-based procedures.
In 2008, we implemented a number of company-wide initiatives to reduce working capital, manage expenses and drive operating leverage throughout our business. As a result, we generated income from operations of approximately $50.2 million in 2008, compared to $16.6 million in 2007, and cash from operations of approximately $116 million in 2008, which more than doubled the 2007 amount of $48 million. We also retired approximately $120 million of debt in 2008 compared to approximately $50 million in 2007.

In January of 2007, we sold the Laserscope aesthetics business. All of the information in this report, unless specifically stated otherwise, excludes the Laserscope aesthetics business, which we reported as discontinued operations during the six month period, July 2006 to January 2007, during which we held this business.

Results of Operations
Sales trends
The following table compares net sales of our product lines and geographies between 2008 and 2007, and between 2007 and 2006.

(in thousands)	2008	2007	$ Increase	% Increase	2007	2006	$ Increase	% Increase

Net Sales
Product Line
Men’s health	$219,211	$188,519	$30,692	16.3%	$188,519	$160,436	$28,083	17.5%
BPH therapy	116,346	125,497	(9,151)	-7.3%	125,497	70,436	55,061	78.2%
Women’s health	166,084	149,912	16,172	10.8%	149,912	127,446	22,466	17.6%

Total	$501,641	$463,928	$37,713	8.1%	$463,928	$358,318	$105,610	29.5%

Geography
United States	$355,678	$334,258	$21,420	6.4%	$334,258	$272,679	$61,579	22.6%
International	145,963	129,670	16,293	12.6%	129,670	85,639	44,031	51.4%

Total	$501,641	$463,928	$37,713	8.1%	$463,928	$358,318	$105,610	29.5%

Percent of net sales

Product Line
Men’s health	43.7%	40.6%			40.6%	44.8%
BPH therapy	23.2%	27.1%			27.1%	19.7%
Women’s health	33.1%	32.3%			32.3%	35.5%

Total	100.0%	100.0%			100.0%	100.0%

Geography
United States	70.9%	72.0%			72.0%	76.1%
International	29.1%	28.0%			28.0%	23.9%

Total	100.0%	100.0%			100.0%	100.0%

Net Sales. In 2008, net sales increased by 8.1 percent or $37.7 million over 2007. Growth in our business continues to be driven by the success of recent product launches, particularly the AdVance® male sling for treating mild male incontinence, the MiniArc® Single-Incision Sling, and the InhibiZone®-coated AMS 800® Artificial Urinary Sphincter, along with continuing launches of products outside the United States, specifically the AMS 700® MS™ for erectile restoration. We believe the current worldwide economic crisis has resulted and may continue to result in some reduction in the procedures using our products. Although a majority of our products are subject to reimbursement from third party government and non-government entities, some procedures that use our products can be deferred by patients. In light of the current economic conditions, patients may not have employer-provided healthcare, be as willing to take time off from work or spend their money on deductibles and co-payments often required in connection with the procedures that use our products. While we believe current economic conditions may have contributed to a softening in our recent revenue growth rates, the specific impact is difficult to measure. Furthermore, we cannot predict how these economic conditions will impact our future sales.
In 2007, net sales grew by 29.5 percent or $105.6 million from 2006. The increase was driven by a full year of sales of the GreenLight HPS® system, which we acquired in July 2006, and the continued growth of the existing product lines in both the male and female product portfolios. The existing product lines were enhanced in 2007 by new product launches, particularly the MiniArc® Single-Incision Sling and the InhibiZone®-coated AMS 800® Artificial Urinary Sphincter along with continuing launches outside the United States, specifically the AdVance® male sling and the AMS 700® MS™ for erectile restoration.
Men’s health products. Net sales from men’s health products grew 16.3 percent in 2008, following an increase of 17.5 percent in 2007.

The largest portion of the increase in 2008 is in the male continence product line, driven by the continued success of the AdVance® male sling and the AMS 800® with InhibiZone®. Growth in sales of our erectile restoration products are consistent with market growth rates.
In 2007, erectile restoration product sales experienced double digit growth, driven by the continued worldwide rollout of the AMS 700® MS™, which features a one-touch button design for easier deflation and was originally launched in the United States in the fourth quarter of 2006. Male continence sales increased in 2007 as a result of strong growth in both the AMS 800® Artificial Urinary Sphincter and the newly launched AdVance® male sling, which treats mild to moderate incontinence.
BPH therapy products. Net sales from BPH therapy products declined 7.3 percent in 2008, following an increase of 78.2 percent in 2007.
The decline in 2008 was driven by lower sales of our laser therapy products, where we did not achieve the utilization rates anticipated as we have seen a slowing in the surgical markets due to the increased use of drugs to treat BPH as well as increased competition. We also experienced a decline in sales of our TherMatrx® product, which is used for treatment of non-obstructive BPH, due to a shift away from microwave therapies for in-office procedures.
Growth in BPH therapy net sales in 2007 over the same period in 2006 was driven by laser therapy sales growth due to the first full year of revenue following the Laserscope acquisition in July 2006. Partially offsetting this increase was a decline in sales of our TherMatrx ®product.
Women’s health products. Net sales from women’s health products grew 10.8 percent in 2008, following an increase of 17.6 percent in 2007. The decline in net sales growth in 2008 compared to the prior year is primarily volume driven.
The female continence product line, driven by the new MiniArc® sling, contributed strong growth in dollars and units over 2007. The MiniArc® Single-Incision Sling is our latest generation of slings, offering a less invasive treatment for female incontinence. The MiniArc® requires just one incision to surgically place a small strip of mesh material to support the urethra. In the latter part of 2008, we launched our new Elevate® posterior transvaginal prolapse repair system, which had a minimal impact on our results for 2008. Our Her Option® products for the treatment of menorrhagia, or excessive uterine bleeding, experienced a decline in revenues and units compared to the prior year. Revenue growth in this area has been impacted as the industry continues to experience lower than expected adoption rates for office-based procedures.
In 2007, we saw balanced net sales growth in dollars from all three therapies. Growth in sales and units of our female continence products was driven mainly by continued growth of our Monarc® self-fixating slings and the 2007 launch of the MiniArc® product. Our prolapse repair solutions, Apogee® and Perigee®, saw worldwide growth in 2007, primarily driven by our continued commitment to and emphasis on physician training. The Her Option® product grew significantly in 2007 as commercial payers continued to implement reimbursement for this therapy.
International sales and foreign exchange effects. Our consolidated net sales grew $37.7 million, or 8.1 percent in 2008 from 2007. Of this growth, $4.9 million, or 1.0 percentage point, was due to favorable currency exchange rates in the markets in which we conduct business in a foreign currency. Because a portion of the expenses associated with international sales are foreign currency denominated costs, changes in these currency rates do not affect net income and cash flows from operations by the same dollar amount as they affect sales revenues.
In 2007, $7.6 million, or 2.1 percentage points, of the net sales growth from 2006 was due to favorable currency exchange rates.

Customer location	2008	2007	$ Increase	% Increase	2007	2006	$ Increase	% Increase

Within U.S.	$355,678	$334,258	$21,420	6.4%	$334,258	$272,679	$61,579	22.6%

International
Before currency impact	141,109	129,670	11,439	8.8%	122,083	85,639	36,444	42.6%

Subtotal	496,787	463,928	32,859	7.1%	456,341	358,318	98,023	27.4%

Currency impact	4,854	—	4,854	—	7,587	—	7,587	—

Total	$501,641	$463,928	$37,713	8.1%	$463,928	$358,318	$105,610	29.5%

Operating Expenses
The following table compares the dollar and percentage change in the Statement of Operations between 2008 and 2007, and between 2007 and 2006.

			$ Increase	%			$ Increase	%
(in thousands)	2008	2007	(Decrease)	Change	2007	2006	(Decrease)	Change

Net sales	$501,641	$463,928	$37,713	8.1%	$463,928	$358,318	$105,610	29.5%
Cost of sales	111,097	105,592	5,505	5.2%	105,592	68,872	36,720	53.3%

Gross profit	390,544	358,336	32,208	9.0%	358,336	289,446	68,890	23.8%
Operating expenses
Marketing and selling	175,670	169,495	6,175	3.6%	169,495	123,204	46,291	37.6%
Research and development	46,247	43,315	2,932	6.8%	43,315	33,877	9,438	27.9%
In-process research & development	7,500	7,500	—	0.0%	7,500	94,035	(86,535)	-92.0%
General and administrative	39,281	43,070	(3,789)	-8.8%	43,070	34,417	8,653	25.1%
Integration costs	—	1,103	(1,103)	n/a	1,103	1,712	(609)	-35.6%
Litigation settlement	—	14,303	(14,303)	n/a	14,303	—	14,303	n/a
Amortization of intangibles	34,465	18,264	16,201	88.7%	18,264	12,393	5,871	47.4%

Total operating expenses	303,163	297,050	6,113	2.1%	297,050	299,638	(2,588)	-0.9%

Operating income (expense)	87,381	61,286	26,095	42.6%	61,286	(10,192)	71,478	n/a

Royalty income	4,474	5,028	(554)	-11.0%	5,028	1,701	3,327	195.6%
Interest income	747	1,153	(406)	-35.2%	1,153	2,754	(1,601)	-58.1%
Interest expense	(27,398)	(37,760)	(10,362)	-27.4%	(37,760)	(18,395)	19,365	105.3%
Amortization of financing costs	(18,482)	(16,145)	2,337	14.5%	(16,145)	(14,434)	1,711	11.9%
Gain on extinguishment of debt	5,631	—	5,631	n/a	—	—	—	n/a
Other income (expense)	(2,195)	3,071	(5,266)	n/a	3,071	283	2,788	985.2%

Income (loss) from continuing operations before income taxes	50,158	16,633	33,525	201.6%	16,633	(38,283)	54,916	n/a
Provision for income taxes	19,323	11,888	7,435	62.5%	11,888	9,469	2,419	25.5%

Net income (loss) from continuing operations	30,835	4,745	26,090	549.8%	4,745	(47,752)	52,497	n/a

Loss from discontinued operations, net of tax benefit of $0.4 million and $2.7 million for 2007 and 2006, respectively	—	(691)	691	n/a	(691)	(5,435)	(4,744)	-87.3%

Net income (loss)	$30,835	$4,054	$26,781	660.6%	$4,054	$(53,187)	$57,241	n/a

The following table shows the Statement of Operations as a percentage of net sales for 2008, 2007 and 2006.

	2008	2007	2006

Net sales	100.0%	100.0%	100.0%
Cost of sales	22.1%	22.8%	19.2%

Gross profit	77.9%	77.2%	80.8%

Operating expenses
Marketing and selling	35.0%	36.5%	34.4%
Research and development	9.2%	9.3%	9.5%
In-process research and development	1.5%	1.6%	26.2%
General and administrative	7.8%	9.3%	9.6%
Integration costs	0.0%	0.2%	0.5%
Litigation settlement	0.0%	3.1%	0.0%
Amortization of intangibles	6.9%	3.9%	3.5%

Total operating expenses	60.4%	64.0%	83.6%

Operating income (expense)	17.4%	13.2%	-2.8%

Royalty income	0.9%	1.1%	0.5%
Interest income	0.1%	0.2%	0.8%
Interest expense	-5.5%	-8.1%	-5.1%
Amortization of financing costs	-3.7%	-3.5%	-4.0%
Gain on extinguishment of debt	1.1%	0.0%	0.0%
Other income (expense)	-0.4%	0.7%	0.1%

Income (loss) from continuing operations before income taxes	10.0%	3.6%	-10.7%
Provision for income taxes	3.9%	2.6%	2.6%

Net income (loss) from continuing operations	6.1%	1.0%	-13.3%

Net income (loss)	6.1%	0.9%	-14.8%

Cost of sales. Gross margin improved 0.7 percentage points from 2007 to 2008. Margins improved in 2008 as a result of changes in the mix of products sold, improved inventory planning, lower warranty and service costs on our laser therapy products and higher average selling prices. These improvements were partially offset by a decline in margins on our laser therapy products from about 54 percent in 2007 to 50 percent in 2008, primarily as a result of lower production volume with the conclusion of the aesthetics product supply agreement. Historically, margins have generally benefited from stable overhead costs, which account for more than a quarter of our cost of sales. Future margins will continue to depend upon product mix, production levels, labor costs, raw material costs and our ability to manage overhead costs over time. We expect margins for our laser therapy products to improve over time, through cost reductions, favorable product mix and optimization of console and fiber reliability.
Margins decreased 3.6 percentage points from 2006 to 2007 primarily driven by the continued change in the mix of products sold, as equipment consoles for laser therapy and Her Option® became a larger share of total revenue. We also experienced increased warranty costs, which were 1.3 percent of sales in 2007, compared to 0.2 percent in 2006, as a result of the continued enhancements made to improve the reliability of the GreenLight HPS® console and fibers. As service becomes a larger part of our business, we also saw a 0.5 percent increase in the cost of service in 2007 compared to the prior year. These increased costs were partially offset by favorable exchange impacts on gross margin for international operations, the impact of increased volume and our ability to control overhead spending.
Marketing and selling. Marketing and selling expenses as a percentage of sales decreased by 1.5 percentage points in 2008. The decrease in the current period relates to leveraging of investments made in 2007 primarily for the transition from independent distributors to our direct sales force for international laser therapy sales. As these investments were better leveraged in 2008, the result is lower expense as a percentage of revenue. We will continue to invest in marketing and selling in support of increasing sales levels, but we expect marketing and selling expense will continue to decrease as a percentage of sales over time.

Marketing and selling expenses increased by 2.1 percentage points in 2007 due to the full year effect of the laser therapy sales force and marketing personnel of Laserscope which was acquired in July of 2006, continued growth of the Her Option® product line, the exchange rate impact for foreign operations and the launches of several new products.
Research and development. Research and development includes costs to develop and improve current and possible future products plus the costs for regulatory and clinical activities for these products. Research and development expenses as a percentage of revenue decreased to 9.2 percent in 2008 compared to 9.3 percent in 2007. These ratios are in line with our long-term goal for spending in research and development of approximately ten percent of sales.
The $9.4 million increase in research and development expense from 2006 to 2007 is related to a full year of costs associated with the Laserscope acquisition, continuing development of GreenLight® fiber applications, increased personnel and project work in the areas of applied research, product development, clinical studies, regulatory filings and intellectual property support including those related to our acquisitions of BioControl Medical, Ltd. (BioControl), Solarant Medical, Inc. (Solarant), and Ovion Inc. (Ovion).
In-process research and development. The 2008 in-process research and development (IPR&D) expense represents a $7.5 million milestone payment related to our acquisition of BioControl for the in-process development of an implantable electrical stimulation device to treat urge incontinence and interstitial cystitis (IC). There was a similar milestone payment of $7.5 million in 2007, also related to BioControl. The following paragraphs describe the status of previously acquired IPR&D projects that remain in progress at January 3, 2009.
During 2006, we recognized IPR&D charges of $94.0 million, of which $25.6 million related to the acquisition of BioControl. As noted above, we recognized additional IPR&D charges for BioControl of $7.5 million during 2007 and $7.5 million during 2008. Since the technology purchased had not yet reached technological feasibility and lacked an alternative future use, the full purchase price of $40.6 million was charged to in-process research and development. The development efforts were less than 50 percent complete at the time of the acquisition. During 2008, based on findings from earlier feasibility studies, we incorporated the results of these studies into product enhancements. We anticipate we will begin a new feasibility study for urge incontinence in women late in 2009 or early in 2010.
Also during 2006, we recognized in-process research and development charges of $62.1 million related to our acquisition of Laserscope, primarily associated with in-process fiber development which had not yet reached technological feasibility and lacked an alternative future use. This included the development of fibers to treat bladder tumors, strictures and renal cancer, as well as other laser indications. Development for these therapies was estimated to be less than 50 percent complete at the time of acquisition. In 2008, we launched the extended application fiber for strictures and bladder tumors. We expect to develop further enhancements for BPH therapy treatments in addition to developing new laser therapy treatments. We are still in the development stages for the remaining therapies and expect products to be developed from this in-process development to reach marketability over the next several years.
We recognized additional IPR&D charges in 2006 of $4.3 million related to our July 2005 acquisition of Ovion for the in-process development of a minimally invasive permanent birth control device for women which had not yet reached technological feasibility and lacked an alternative future use. The development efforts were less than 20 percent complete at the time of the acquisition. As of December 30, 2006, we were beginning the enrollment process for a clinical trial, which we suspended during 2007 because we did not reach our internal goal and elected to focus our efforts on improving the device before resuming the trial. After balancing the cost and benefits of bringing this technology to market, coupled with the established competition and our desire to develop a truly differentiated product, we have decided to suspend development efforts on Ovion while we evaluate various alternatives to maximize the value of this asset.
The remaining IPR&D charge recognized in 2006 of $2.1 million related to the acquisition of Solarant for the in-process development of a minimally invasive treatment of stress urinary incontinence in women. The development efforts were less than 20 percent complete at the time of the acquisition. Based on initial results of a feasibility study, we have determined the initial product is not suitable for in-office use and have suspended development. We plan to retain this technology for possible use in future products.
General and administrative. General and administrative cost decreases of $3.8 million in 2008 are related to lower stock-based compensation expense, lower legal costs compared to the prior year, and cost control measures implemented during the year.

General and administrative cost increases of $8.7 million in 2007 are related to legal costs to defend certain intellectual property rights, a full year of costs associated with the Laserscope acquisition, new executive management positions to support our growth, and increased infrastructure costs for our upgraded ERP system and the expansion of our global headquarters.
Integration costs. Integration costs for 2007 and 2006 include costs incurred to integrate the acquired Laserscope operations into overall AMS operations, primarily for legal, consulting and retention bonuses.
Litigation settlement. During 2007, we recorded a charge of $14.3 million for litigation settlements, primarily related to the arbitration award to the former shareholders of CryoGen, Inc. (CryoGen) concerning an earnout payment related to our 2002 acquisition of CryoGen. (See Notes to Consolidated Financial Statements — No. 4, Litigation Settlements.)
Amortization of intangibles. Amortization of intangibles includes amortization expense on our definite-lived intangible assets, consisting of patents, licenses and developed technology. The increase in intangible amortization expense in 2008 compared to 2007 is driven by a $17.1 million charge for the acceleration of amortization to adjust the carrying value of certain intangible assets related to the TherMatrx® product line and GreenLight PV® technology to their current fair values. (See Notes to Consolidated Financial Statements — No. 6, Goodwill and Intangible Assets.)
The increase in intangible amortization expense in 2007 compared to 2006 is primarily due to the amortization of intangible assets from the Laserscope acquisition for a full year, as Laserscope was acquired in July 2006.
Royalty income. Our royalty income is from licensing our intellectual property. We do not directly influence sales of the products on which these royalties are based and cannot give any assurance as to future income levels. The $4.5 million of royalty income in 2008 includes a one-time payment related to a portion of our urinary incontinence technology acquired in 2006.
The $5.0 million in royalty income in 2007 includes a one-time paid up license of our microwave therapy technology.
Interest income. Interest income decreased from $1.2 million in 2007 to $0.7 million in 2008 primarily due to lower interest rates in 2008.
Interest income decreased from $2.8 million in 2006 to $1.2 million in 2007. Our interest income in the 2006 period was higher due to the cash on hand from the net proceeds of our Convertible Notes issued on June 27, 2006, just prior to closing on the acquisition of Laserscope (see Notes to Consolidated Financial Statements — No. 9, Debt).
Interest expense. Interest expense decreased by $10.4 million in 2008 compared to 2007 due to decreases in our effective interest rate and the impact of debt prepayments made over the past year. Interest expense includes interest incurred on our Convertible Notes, which carry a fixed interest rate of 3.25 percent, and the interest incurred on our Credit Facility, which generally carries a floating interest rate of LIBOR plus 2.25 percent. Our weighted average interest rate on the Credit Facility was 4.8 percent and 7.6 percent during 2008 and 2007, respectively. Average borrowings during 2008 on the Credit Facility were $281.7 million, compared to average borrowings during 2007 of $332.3 million. Average borrowings on our Convertible Notes were $371.1 million in 2008, compared to average borrowings of $373.8 million in 2007. (See Notes to Consolidated Financial Statements — No. 9, Debt.) During 2008, we entered into interest rate swaps, which were designated as cash flow hedging instruments and which have a remaining term of 15 months as of January 3, 2009. The notional amount of the hedges at January 3, 2009 represents a significant majority of our floating rate debt. The notional amount of the swap contracts amortizes over the contracts’ terms, and the amount of floating rate debt hedged in the future will depend on prepayments and additional contracts.
Interest expense increased by $19.4 million in 2007 compared to 2006 due to a full year of interest incurred on our Convertible Notes, and our Credit Facility (with a weighted average interest rate of 7.6 percent during 2007). (See Notes to Consolidated Financial Statements — No. 9, Debt.)
Amortization of financing costs. Amortization of financing costs in 2008 and 2007 is comprised of the amortization of the costs associated with the issuance of the Convertible Notes and the Credit Facility. (See Notes to Consolidated Financial Statements — No. 9, Debt.) In May 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1). This FSP will change the balance sheet classification of a component of our Convertible Notes between equity and debt, and will result in additional non-cash economic interest cost being reflected in the statement of operations. This change in accounting treatment is effective for fiscal years beginning after December 15, 2008 and will be applied retrospectively to prior periods. Effective January 4, 2009, we adopted FSP APB 14-1. This accounting change for our Convertible Notes has been applied to our prior period financial statements on a retrospective basis. The impact of our adoption of this FSP reduced our net income for fiscal year 2008, as adjusted, by $11.7 million, of which approximately $9.0 million relates to incremental amortization expense and approximately $2.7 million relates to a decrease in the gain on extinguishment of debt.
Amortization of financing costs in 2006 is comprised of amortization of costs associated with the issuance of our Convertible Notes, which were issued on June 27, 2006, and our Credit Facility, which was entered into on July 20, 2006. In addition, in June 2006, in preparation for the acquisition of Laserscope, we obtained a commitment for up to $180.0 million of senior subordinated unsecured financing. We incurred a commitment fee of $7.0 million for the financing commitment, but did not use the financing. The commitment fee was recorded as amortization of financing costs in 2006.
Other income (expense). Other income (expense) was a loss of $2.2 million in 2008 compared to a gain of $3.1 million in 2007. The primary cause of the change in other income (expense) relates to losses due to the impact of fluctuations in foreign currencies, mainly the Euro, against the U.S. dollar on foreign denominated inter-company receivables and payables. Partially offsetting this fluctuation were net gains from final payments and adjustments related to our disposal of the Laserscope aesthetics business, and income from license and milestone fees from an agreement to license one of our technologies. Also, fiscal year 2008 included an impairment charge related to our investment in Iridex stock which we determined was other-than-temporarily impaired.
The increase in other income in 2007 is due, in part, to the $1.6 million payment we received as part of a settlement reached in February 2007, which settled prior claims under a patent infringement suit we filed in September 2006. The remainder of the increase is due primarily to gains resulting from the fluctuation in foreign currencies, mainly the Euro, against the U.S. dollar.
Provision for income taxes. Our effective income tax expense rate was 38.5 percent for 2008 and was slightly higher than the U.S. statutory tax rate applied to pretax income, primarily as a result of state taxes which were, in part, offset by manufacturing tax incentives and the recently reinstated federal research and development tax credit.
Our effective tax rate for 2007 of 71.5 percent on income from continuing operations was higher than the U.S. and state statutory tax rates applied to pretax income, primarily due to the adverse tax effects of the $14.3 million of litigation settlement charges that were predominantly related to the resolution of the CryoGen arbitration (see Notes to Consolidated Financial Statements — No. 4, Litigation Settlements). Partially offsetting this unfavorable impact was the favorable settlement of a tax audit which allowed us to release a reserve for uncertain tax benefits of $0.9 million.
Liquidity and Capital Resources
Cash, cash equivalents, and short-term investments were $43.0 million as of January 3, 2009, compared to $35.2 million as of December 29, 2007. Short-term investments consist mostly of highly liquid money market funds that have not experienced any negative impact on liquidity or a decline in principal value.
Cash flows from operating activities
Net cash provided by operating activities increased from $47.8 million in 2007 to $115.8 million in 2008, which is an increase of approximately $68 million. The two main drivers in the increase in cash from operating activities are changes in inventory and increased net income. Inventory balances decreased $20.9 million during 2008, resulting from our improved demand planning to optimize our inventory levels. This compares to an increase in inventory during 2007 of $30.5 million due mainly to a larger mix of products as several new products and product configurations were introduced in 2007, and also due to a decline in inventory efficiency. The change in inventory generated incremental cash of $51.4 million, on a year over year basis. Incremental cash of $26.8 million was generated from higher net income, adjusted for reclassifications and non-cash items, in 2008 compared to 2007.
In addition, due to improvements in our days sales outstanding, accounts receivable decreased in 2008 and generated cash of $11.0 million, while accounts receivable increased in 2007 and was a use of cash of $9.8 million. This change in accounts receivable on a year over year basis resulted in incremental cash of $20.8 million. Offsetting the above increases in cash flows from operating activities was our payment of $15.0 million for settlements of litigation, primarily due to the CryoGen arbitration award (see Notes to Consolidated Financial Statements — No. 4, Litigation Settlements), and the change in other assets, which results in a year over year use of cash of $21.1 million, related primarily to the divestiture of the aesthetics business.
Net cash provided by operating activities decreased from $74.1 million in 2006 to $47.8 million in 2007. The decrease was primarily driven by $19.4 million of incremental interest expense related to having a full year of the Laserscope related financing in 2007 compared to 5 months in 2006 and a $28.4 million increase in net operating assets and liabilities due to higher accounts receivable and inventory balances in 2007 compared to 2006. This was partially offset by cash provided by a decline in other current assets as a result of the sale of the aesthetics business early in 2007.
Cash flows from investing activities
Cash used in investing activities was $42.2 million and $1.3 million in 2008 and 2007, respectively. The increase in cash used of approximately $40.9 million is mainly due to the increase in short-term investments of $30.2 million in 2008. Also, during 2008 and 2007, we received $4.7 million and $22.1 million, respectively, as a result of the divestiture of the aesthetics business, and we made a $7.5 million milestone payment during each year related to our acquisition of BioControl.
Cash used in investing activities was $786.5 million in 2006. Purchases in 2006 include $718.7 million, net of cash acquired, for Laserscope, $25.6 million for certain assets of BioControl, $2.9 million for Solarant, and a $5.0 million milestone payment for Ovion. We also paid $26.3 million of milestone payments to the former TherMatrx shareholders.
Cash flows from financing activities
Cash flow used in financing activities was $98.2 million and $39.0 million in 2008 and 2007, respectively. In 2008 and 2007, we made payments on our long-term debt of $85.2 million and $50.1 million, respectively. In December 2008, we repurchased Convertible Notes with a principal amount of $34.5 million for a cash payment of $23.4 million. In connection with this transaction, we recorded a gain on extinguishment of debt of $5.6 million. We received cash from the issuance of common stock for $8.9 million and $10.8 million in 2008 and 2007, respectively, the majority of which came from our employees exercising stock options.
In addition to the December 2008 repurchase of Convertible Notes for a cash payment of $23.4 million, we may opportunistically repurchase Convertible Notes on the open market in the future. We will evaluate any such repurchase in light of the then-existing market conditions after taking into account our liquidity and prospects for future access to capital. The amounts involved in any such transactions, individually or in the aggregate, may be material.
Cash provided by financing activities was $717.6 million in 2006. We received $352.7 million from borrowings under our Credit Facility and $361.2 million in cash from the issuance of our Convertible Notes, net of underwriting and debt issuance costs. We issued our Convertible Notes with a stated maturity of July 1, 2036 pursuant to an Indenture dated as of June 27, 2006 as supplemented by the first supplemental indenture dated September 6, 2006 (the Indenture) between us, certain of our significant domestic subsidiaries, as guarantors of the Convertible Notes, and U.S. Bank National Association, as trustee for the benefit of the holders of the Convertible Notes, which specifies the terms of the Convertible Notes. The Convertible Notes bear interest at the rate of 3.25 percent per year, payable semiannually. The Convertible Notes are our direct, unsecured, senior subordinated obligations, rank junior to our Credit Facility and will rank junior in right of payment to all of our future senior secured debt as provided in the Indenture.
In addition to regular interest on the Convertible Notes, we will also pay contingent interest beginning July 1, 2011, if the average trading price of the Convertible Notes for the five consecutive trading days immediately before the last trading day before the relevant six-month period equals or exceeds 120 percent of the principal amount of the Convertible Notes. The Convertible Notes are convertible under certain circumstances for cash and shares of our common stock, if any, at a conversion rate of 51.5318 shares of our common stock per $1,000 principal amount of Convertible Notes (which is equal to an initial conversion price of approximately $19.406 per share), subject to adjustment. Upon conversion, we would be required to satisfy up to 100 percent of the principal amount of the

Convertible Notes solely in cash, with any amounts above the principal amount to be satisfied in shares of our common stock.
The following table illustrates the number of shares that would be issued upon full conversion of the $339.3 million outstanding Convertible Notes at January 3, 2009 assuming various market prices for our stock:

If the market price of	The number of shares issued upon
our stock is:	full conversion would be (1):
$25.00	3.9 million
$30.00	6.2 million
$35.00	7.8 million

(1)	The formula to calculate the shares issued upon full conversion of our Convertible Notes is as follows:

($339.3 million principal $19.406 conversion price	X	Market price of stock at time of conversion	—	$339.3 million principal	)	=	Shares issued upon full

		Market price of stock at time of conversion					conversion
If a holder elects to convert its Convertible Note in connection with a designated event that occurs prior to July 1, 2013, we will pay, to the extent described in the Indenture, a make whole premium by increasing the conversion rate applicable to such Convertible Notes. All of the above conversion rights will be subject to certain limitations imposed by our Credit Facility.
We may also redeem the Convertible Notes on or after July 6, 2011 at specified redemption prices as provided in the Indenture plus accrued and unpaid interest and contingent interest. Holders of the Convertible Notes may require us to purchase all or a portion of their Convertible Notes for cash on July 1, 2013, July 1, 2016, July 1, 2021, July 1, 2026, and July 1, 2031, or in the event of a designated event, at a purchase price equal to 100 percent of the principal amount of the Convertible Notes to be repurchased plus accrued and unpaid interest and contingent interest.
Prior to conversion, our Convertible Notes represent potentially dilutive common share equivalents that must be considered in our calculation of diluted earnings per share (“EPS”). When there is a net loss, common share equivalents are excluded from the computation because they have an anti-dilutive effect. In addition, when the conversion price of our Convertible Notes is greater than the average market price of our stock during any period, the effect would be anti-dilutive and we would exclude the Convertible Notes from the EPS computation. However, when the average market price of our stock during any period is greater than the conversion price of the Convertible Notes, the impact is dilutive and the Convertible Notes will affect the number of common share equivalents used in the diluted EPS calculation. The degree to which these Convertible Notes are dilutive increases as the market price of our stock increases.
The following table illustrates the number of common share equivalents that would potentially be included in weighted average common shares for the calculation of diluted EPS, assuming various market prices of our stock:

	The number of common share equivalents
If the average market	potentially included in the computation of		Percent
price of our stock is:	diluted EPS would be (1):		Dilution (2)
$19.00	—	(anti-dilutive)	0.0%
$25.00	3.9	million	5.0%
$30.00	6.2	million	7.7%
$35.00	7.8	million	9.6%

(1)	Common share equivalents are calculated using the treasury stock method, in accordance with EITF 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion.”

(2)	The percent dilution is based on 73,668,415 outstanding shares as of January 3, 2009.
For the twelve months ended January 3, 2009 and December 29, 2007, our Convertible Notes were excluded from the diluted net income per share calculation because the conversion price was greater than the average market price of our stock.

On July 20, 2006, our wholly-owned subsidiary, American Medical Systems, Inc. (AMS), entered into a senior secured Credit Facility. AMS and each majority-owned domestic subsidiary of AMS are parties to the Credit Facility as guarantors of all of the obligations of AMS arising under the Credit Facility. The obligations of AMS and each of the guarantors arising under the Credit Facility are secured by a first priority security interest on substantially all of their respective assets, including a mortgage on the AMS facility in Minnetonka, Minnesota.
The six-year senior secured Credit Facility consists of (i) term loan debt and (ii) a revolving credit facility of up to $65.0 million which is available to fund ongoing working capital needs, including future capital expenditures and permitted acquisitions. During January 2008, we borrowed $12.0 million under the revolving credit facility to fund the payment of certain litigation settlements (refer to Notes to Consolidated Financial Statements — No. 11, Litigation Settlements). We repaid the outstanding balance with operating cash in February 2008. As of January 3, 2009 and December 29, 2007, we had $228.8 million and $314.0 million, respectively, of term debt outstanding under our Credit Facility.
Our Credit Facility contains affirmative and negative covenants and other limitations (subject to various carve-outs and baskets) regarding us, AMS, and in some cases, the subsidiaries of AMS. The covenants limit: (a) investments, capital expenditures, dividend payments, the disposition of material assets other than in the ordinary course of business, and mergers and acquisitions under certain conditions, (b) transactions with affiliates, unless such transactions are completed in the ordinary course of business and upon fair and reasonable terms, (c) liens and indebtedness, and (d) substantial changes in the nature of our business. Our Credit Facility contains customary financial covenants for secured credit facilities, consisting of maximum total and senior debt leverage ratios and minimum interest coverage and fixed charge coverage ratios. These financial covenants adjust from time to time during the term of the Credit Facility. The covenants and restrictions contained in the Credit Facility could limit our ability to fund our business, make capital expenditures, and make acquisitions or other investments in the future.
On October 29, 2007, we entered into a First Amendment of our Credit Facility to modify certain financial covenant ratios as defined in the Credit Facility (the Amendment). Pursuant to the terms of the Amendment, certain of the financial tests and covenants provided in Section 6.8 of the Credit Facility were amended and restated, including the interest coverage ratio, the total leverage ratio, the fixed charge coverage ratio, and the maximum consolidated capital expenditures.
The financial covenants specified in the Credit Facility, as amended, are summarized as follows:

	For The Fiscal	Amended
Financial	Periods Ending	Required
Covenants	Closest to	Ratio

Total Leverage Ratio	12/31/08	4.50:1.00 (maximum)
	3/31/09	4.25:1.00
	6/30/09	4.00:1.00
	9/30/09	3.75:1.00
	Reductions continuing until 6/30/10	3.00:1.00

Senior Leverage Ratio	12/31/08	2.25:1.00 (maximum)
	3/31/09	2.00:1.00
	Thereafter	2.00:1.00

Interest Coverage Ratio	12/31/08	3.75:1.00 (minimum)
	3/31/09	3.75:1.00
	6/30/09	3.75:1.00
	9/30/09	4.00:1.00
	Thereafter	4.00:1.00

Fixed Charge Coverage Ratio	12/31/08	1.40:1.00 (minimum)
	3/31/09	1.50:1.00
	Thereafter	1.50:1.00

Maximum Capital Expenditures	12/31/08	$15.0 million
	12/31/09	$17.5 million

As of January 3, 2009, we were in compliance with all financial covenants as defined in our Credit Facility, as amended, which are summarized as follows:

Financial Covenant	Required Covenant	Actual Result

Total Leverage Ratio (1)	4.50:1.00 (maximum)	3.71
Senior Leverage Ratio (2)	2.25:1.00 (maximum)	1.50
Interest Coverage Ratio (3)	3.75:1.00 (minimum)	5.58
Fixed Charge Coverage Ratio (4)	1.40:1.00 (minimum)	2.10
Maximum Capital Expenditures (5)	$15.0 million	$6.1 million

(1)	Total outstanding debt to Consolidated Adjusted EBITDA for the trailing four quarters.

(2)	Total outstanding senior secured debt to Consolidated Adjusted EBITDA for the trailing four quarters.

(3)	Ratio of Consolidated EBITDA for the trailing four quarters to cash interest expense for such period.

(4)	Ratio of Consolidated EBITDA for the trailing four quarters to fixed charges (cash interest expense, scheduled principal payments on debt, capital expenditures, income taxes paid, earn-out and milestone payments) for such period.

(5)	Limit of capital expenditures for the full year.
The ratios are based on EBITDA, on a rolling four quarters, calculated with some adjustments (“Consolidated Adjusted EBITDA”). Consolidated Adjusted EBITDA is a non-GAAP financial measure that is defined in our Credit Facility as earnings before interest, income taxes, depreciation, amortization, and other non-cash items reducing net income including IPR&D and stock compensation charges, less other non-cash items increasing net income. Consolidated Adjusted EBITDA should not be considered an alternative measure of our net income, operating performance, cash flow or liquidity. It is provided as additional information relative to compliance with our debt covenants.
Any failure to comply with any of these financial and other affirmative and negative covenants would constitute an event of default under the Credit Facility, entitling a majority of the bank lenders to, among other things, terminate future credit availability under the Credit Facility, increase the interest rate on outstanding debt, and accelerate the maturity of outstanding obligations under the Credit Facility.
Our borrowing arrangements are further described in Notes to Consolidated Financial Statements — No. 9, Debt.
Contractual Obligations
The following table sets forth the future commitments for our long-term debt and operating leases.

		Less than			More than
(in millions)	Total	1 year	1-3 years	3-5 years	5 years

Long-term debt obligations	$568.1	$2.3	$59.7	$166.8	$339.3
Operating lease commitments	8.1	2.9	3.9	1.3	—

Total	$576.2	$5.2	$63.6	$168.1	$339.3

In addition to the amounts shown in the table above, $15.3 million of unrecognized tax benefits have been recorded as liabilities in accordance with FASB Interpretation No. 48 (FIN 48), and we are uncertain as to if or when such amounts may be settled.
On July 7, 2005, we acquired Ovion Inc. (Ovion), a development-stage enterprise, and paid the former Ovion shareholders cash consideration of $9.8 million, after adjustments made at closing for payment of outstanding liabilities of Ovion at the time of closing. In addition to the initial closing payment, we will make contingent payments of up to $20.0 million if certain clinical and regulatory milestones are completed. Earnout payments are equal to one time net sales of Ovion’s products for the 12 month period beginning on our first fiscal quarter commencing six months after approval from the U.S. Food and Drug Administration to market the Ovion™ product for female sterilization. The contingent payments and earnout payments are subject to certain rights of offset. We made the first milestone payment of $5.0 million in the fourth quarter of 2006. The founders of Ovion will also receive a royalty equal to two percent of net sales of products that are covered by the Ovion patents related to the founders’ initial technology contribution to Ovion.
On April 26, 2006, we acquired certain issued patents and other assets from BioControl Medical, Ltd., (BioControl) an Israeli company focused on developing medical devices for the application of electrical stimulation technology. We acquired an exclusive license for the use of the patents and technologies in urology, gynecology and other pelvic health applications. In addition, as part of this acquisition, we purchased Cytrix Israel, Ltd. (Cytrix), an Israeli company with no operations, other than the employment of a specific workforce to support the related licensed technology. The purchase price was comprised of an initial payment of $25.0 million, milestone payments for relevant accomplishments through and including FDA approval of the product of up to $25.0 million, and royalties over the first ten years of the related license agreement. In the fourth quarter of 2007, we made a milestone payment of $7.5 million. In August 2008, we and BioControl amended the asset purchase and license agreements. Under these amendments, we agreed that the conditions for achieving the first milestone had been satisfied, and in the third quarter of 2008 we paid an additional $7.5 million for this milestone. In addition, BioControl agreed to eliminate our obligations to use commercially reasonable efforts to complete the remaining third milestone, and they released and waived all claims relating to such obligations. We remain liable to make the third milestone payment of $10.0 million if and when the payment conditions are satisfied, and we agreed to make certain other payments in the event that we transfer the BioControl technology to another party prior to achieving the third milestone. The royalty period was also extended for an additional three years.
We believe that funds generated from operations, together with our balances in cash and cash equivalents, as well as short-term investments and our revolving Credit Facility, will be sufficient to finance current operations, planned capital expenditures, servicing of existing debt and any contingent payments that become due related to the acquisitions described.
Critical Accounting Policies and Estimates
We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Management’s discussion and analysis of financial condition and results of operations is based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect (1) the reported amounts of assets, liabilities, revenues, and expenses and (2) the related disclosure of contingent assets and liabilities. Estimates are used for items including but not limited to, those related to accounts receivable and sales return obligations, inventories, fair values of acquired assets and liabilities under the purchase method of accounting, impairment testing of long-lived assets, warranty, legal contingencies, valuation of share-based payments and income taxes. The critical accounting policies and estimates that are most important in fully understanding and evaluating the financial condition and results of operations are discussed below.
Revenue Recognition Policy
We sell our products primarily through a direct sales force. A portion of our revenue is generated from consigned inventory or from inventory with field representatives. For these products, revenue is recognized at the time the product has been used or implanted. For all other transactions, we recognize revenue when title to the goods and risk of loss transfer to customers, providing there are no remaining performance obligations required from us or any matters requiring customer acceptance. In cases where we utilize distributors or ship product directly to the end user, we recognize revenue upon shipment provided all revenue recognition criteria have been met. We record estimated sales returns, discounts and rebates as a reduction of net sales in the sale period when revenue is recognized.
Certain sales of lasers have post-sale obligations of installation and advanced training. These obligations are fulfilled after product shipment, and in these cases, we recognize revenue in accordance with the multiple element accounting guidance set forth in Emerging Issues Task Force (EITF) No. 00-21, Revenue Arrangements with Multiple Deliverables. For each multiple element arrangement, we determine if each element is a separate unit of accounting pursuant to EITF 00-21 by ensuring that (1) the element has stand alone value to the customer, (2) there is objective evidence of the fair value for the element, and (3) if the arrangement includes a general right of return relative to the delivered item, delivery of the undelivered items is considered probable and in our control. To determine the fair value for each hardware, installation and training services element in an arrangement, we rely primarily upon vendor specific objective evidence (VSOE) of fair value using the price charged when we sell that element separately, or in the case of hardware that we do not sell separately, we rely upon vendor objective evidence of fair value in the form of competitor pricing of the same or interchangeable products. We defer revenue attributable to the post-shipment obligations and recognize such revenue when the obligation is fulfilled.
We provide incentives to customers, including volume based rebates, that are accounted for under EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Customers are not required to provide documentation that would allow us to reasonably estimate the fair value of the benefit received and we do not receive an identifiable benefit in exchange for the consideration. Accordingly, the incentives are recorded as a reduction of revenue.
All of our customers have rights of return for the occasional ordering or shipping error. We maintain an allowance for these returns and reduce reported revenue for expected returns from shipments during each reporting period. This allowance is based on historical and current trends in product returns. At January 3, 2009 this allowance was $2.6 million, and it was $2.3 million at December 29, 2007.
Allowance for Doubtful Accounts
We estimate the allowance for doubtful accounts by analyzing those accounts receivable that have reached their due date and by applying rates based upon historical write-off trends and specific account reserves. Accounts are written off sooner in the event of bankruptcy or other circumstances that make further collection unlikely. When it is deemed probable that a customer account is uncollectible, that balance is written off against the existing allowance. Different estimates could have material variances in the amount and timing of our reported results for any period. In addition, actual results could be different from current estimates, possibly resulting in increased future charges to earnings.
The allowance for doubtful accounts was $3.5 million and $3.1 million at January 3, 2009 and December 29, 2007, respectively, which represented 3.7 percent and 2.9 percent of gross accounts receivable, respectively. The increase in allowance compared to the prior year reflects the growing proportion of our receivables held in geographies with generally longer payment terms that can increase the risk of collection.
Derivative Instruments Policy
For information regarding our use of derivatives see Item 7A, Quantitative and Qualitative Disclosures about Market Risk, and also see Notes to Consolidated Financial Statements — No. 12, Fair Value Measurements and Derivative Financial Instruments.
Inventories
Inventories are stated at the lower of cost or market determined on the first-in-first-out method. Each quarter, we evaluate our inventories for obsolescence and excess quantities. This evaluation includes analyses of inventory levels, historical loss trends, expected product lives, product at risk of expiration, sales levels by product, and projections of future sales demand. We reserve inventories we consider obsolete. In addition, we record an allowance for inventory quantities in excess of forecasted demand. Inventory allowances were $4.2 million and $2.9 million at the end of 2008 and 2007, respectively. If future demand or market conditions are less favorable than current estimates, additional inventory adjustments would be required and would adversely affect income in the period the adjustment is made.
Purchase Accounting and Valuation of IPR&D, Goodwill and Other Intangible Assets
When we acquire another company, the purchase price is allocated, as applicable, between in process research and development (IPR&D), other identifiable intangible assets, tangible assets, and goodwill as required by U.S. GAAP. IPR&D is defined as the value assigned to those projects for which the related products have not received regulatory approval and have no alternative future use, and is immediately expensed. The amount of the purchase price allocated to IPR&D and other intangible assets is determined by estimating the future cash flows of each project or technology and discounting the net cash flows back to their present values. The discount rate used is determined at the time of acquisition in accordance with accepted valuation methods. For IPR&D, these methodologies include consideration of the risk of the project not achieving commercial feasibility.
The forecast data employed in the analysis of our various IPR&D charges was based upon internal product level forecast and external market information. The forecast data and assumptions are inherently uncertain and unpredictable. However, based upon the information available at this time, we believe the forecast data and assumptions used are reasonable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Unless otherwise noted, forecast and assumptions have not changed materially from the date the appraisals were completed.
At the time of acquisition, we expect all acquired IPR&D will reach technological feasibility, but there can be no assurance that the commercial viability of these projects will actually be achieved. The nature of the efforts to develop the acquired technologies into commercially viable products consists principally of planning, designing and conducting clinical trials necessary to obtain regulatory approvals. The risks associated with achieving commercialization include, but are not limited to, delay or failure to obtain regulatory approvals to conduct clinical trials, failure of clinical trials, delay or failure to obtain required market clearances, and patent litigation. If commercial viability were not achieved, we would not realize the original estimated financial benefits expected for these projects. We fund all costs to complete IPR&D projects with internally generated cash flows.
Goodwill is the excess of the purchase price over the fair value of net assets, including IPR&D, of acquired businesses. Goodwill is tested for impairment annually during the fourth quarter, or whenever a change in circumstances or the occurrence of events suggest the remaining value may not be recoverable. Our estimates associated with these impairment tests are considered critical due to the amount of goodwill recorded on our consolidated balance sheets and the judgment required in determining fair value amounts, including projected future cash flows. Goodwill was $690.1 million as of January 3, 2009 and $690.5 million as of December 29, 2007.
Other intangible assets consist primarily of purchased technology, patents, and trademarks and are generally amortized using the straight-line method over their estimated useful lives. We review our intangible assets for impairment annually or as changes in circumstance or the occurrence of events suggest the remaining value may not be recoverable. Intangible assets with indefinite lives are not amortized, but are tested for impairment annually during the fourth quarter or whenever there is an impairment indicator. Impairment, if any, is recognized through acceleration of amortization and recorded as amortization of intangibles. For further discussion of definite-lived intangibles for which amortization was accelerated during 2008, refer to Note 6, Goodwill and Intangible Assets. Other intangible assets, net of accumulated amortization, were $109.7 million as of January 3, 2009 and $143.8 million as of December 29, 2007.
Warranty Accrual / Allowance
We warrant all of our products to be free from manufacturing defects. In addition, if a product fails, we may provide replacements at no cost or at a substantial discount from list price. We maintain a warranty allowance to cover the cost of replacements for our erectile restoration, incontinence, BPH, urinary stones and menorrhagia products. When we sell products, we record an expense for the expected costs of future warranty-related claims, and increase the warranty allowance by an equivalent amount. We reduce the warranty allowance by the cost of the replacement device when an actual claim is awarded. Thus, the balance of the warranty allowance is an estimate of the future cost of honoring our warranty obligation. Factors influencing this estimate include historical claim rates, changes in product performance, frequency of use by the patient, the patient’s performance expectations, and changes in the terms of our product replacement policy. Product reliability is a function of raw material properties, manufacturing processes, and surgical technique.
At January 3, 2009, our accrued warranty allowance was $3.3 million compared to $3.0 million at December 29, 2007. If we experience changes in any of the factors that influence this estimate, we will make adjustments to this accrued warranty allowance.
Product Liability Accrual
Each quarter, we estimate the uninsured portion of legal representation and settlement costs of product liability claims and lawsuits. This evaluation consists of reviewing historical claims costs as well as assessing future trends in medical device liability cases. Social and political factors, as well as surgeon and medical facility responsibility, make litigation costs hard to predict. Accruals for future litigation costs were $0.8 million at January 3, 2009, versus $0.9 million at December 29, 2007. The accrual amount reflects the estimate related to identified claims and lawsuits. If, in the future, we determine that this accrual is inadequate, the adjustment would reduce reported income in the period we recorded the adjustment.
Valuation of Share-Based Payments
We account for stock compensation plans in accordance with the fair value recognition provisions of SFAS 123(R), Share-Based Payment. Stock options and grants are valued using the Black-Scholes closed-form model for estimating the fair value of employee stock options and similar instruments. This model is based on several key inputs. Risk free interest rates are based on the applicable federal Treasury bill rate. Stock price volatility is determined based on historical rates over the comparable option expected life. Expected option lives are determined based on employee groups with similar exercise patterns, as determined by the historical activity. Expense is reduced each period for expected forfeitures, the rate of which was determined based on historical rates. We use the straight-line method of expense attribution that results in a straight-line amortization of the compensation expense over the vesting period for all options.
We recognize compensation expense for the fair value of restricted stock grants issued based on the average stock price on the date of grant. Compensation expense recognized on shares issued under our Employee Stock Purchase Plan is based on the value to the employee of the 15 percent discount applied to the stock purchase price.
Total stock-based compensation expense recognized during the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 was $8.9 million, $12.4 million and $9.8 million, respectively. See Notes to Consolidated Financial Statements — No. 10, Stock-Based Compensation for further information regarding our stock-based compensation programs.
Income Taxes
In the preparation of the consolidated financial statements, income taxes in each of the jurisdictions in which we operate are determined. This process involves estimating and judgment for current tax liabilities, assessing deferred tax assets and liabilities, valuation allowances and tax reserves. The tax rules require that certain items have tax treatment that is different from the consolidated financial statements. The different tax treatment may be permanent or temporary which is reflected in our effective tax rate and related tax accounts in the consolidated financial statements.
Our deferred tax assets include such items as timing differences on certain accruals, reserves, and deferred revenue. Other deferred tax assets exist for net operating losses on various federal and state tax returns, alternative minimum tax, research and development and foreign tax credits. Our deferred tax liabilities include such items as amortization of trademarks and other intangibles, and contingent interest on the Convertible Notes.
We review deferred tax assets and determine the need for a valuation allowance on a quarterly basis. The valuation allowance assessment considers historical taxable income, estimates of future taxable income, and the impact of tax planning strategies. If a determination is made that we would not realize all or part of the deferred tax assets, an adjustment to the deferred tax asset valuation allowance and a charge to income in the period of the determination would be made. As of January 3, 2009, a valuation allowance of $0.5 million is maintained to offset deferred tax assets related to foreign tax credit carryforwards.
In July 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, Accounting for Income Taxes. FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and increased disclosures. We adopted the provisions of FIN 48 in our fiscal year beginning December 31, 2006.
We assess our reserves for uncertain tax benefits pursuant to FIN 48 on a quarterly basis. We believe that all of our tax positions are fully supportable. However, we establish a reserve for uncertain tax benefits for actual tax benefits claimed or planned to be claimed on tax return filings in excess of what is allowed to be recognized for financial statement purposes pursuant to FIN 48.
Recent Accounting Pronouncements
See Notes to Consolidated Financial Statements — No.1, Business Description and Significant Accounting Policies.
Forward-Looking Statements
This Annual Report on Form 10-K contains not only historical information, but also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. In addition, we or others on our behalf may make forward-looking statements from time to time in oral presentations, including telephone conferences and/or web casts open to the public, in press releases or reports, on our Internet web site or otherwise. All statements other than statements of historical facts included in this report or expressed by us orally from time to time that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our plans, objectives, strategies, the outcome of contingencies such as legal proceedings, and prospects regarding, among other things, our financial condition, results of operations and business. We have identified some of these forward-looking statements in this report with words like “believe,” “may,” “could,” “would,” “might,” “project,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” or the negative of these words or other words and terms of similar meaning. These forward-looking statements may be contained in the notes to our consolidated financial statements and elsewhere in this report, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Forward-looking statements are based on management’s beliefs, certain assumptions and current expectations and factors that affect all businesses operating in a global market as well as matters specific to us. These uncertainties and factors are difficult to predict and many of them are beyond our control.
The following are some of the uncertainties and factors known to us that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements: successfully competing against competitors; physician acceptance, endorsement, and use of our products; potential product recalls or technological obsolescence; successfully managing increased debt leverage and related credit facility financial covenants; the impact of current worldwide economic conditions on our operations, the disruption in global financial markets potential impact on the ability of our counterparties to perform their obligations and our ability to obtain future financing, factors impacting the stock market and share price and its impact on the dilution of convertible securities; changes in the accounting method for convertible debt securities; potential obligations to make significant contingent payments under prior acquisitions; ability of our manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; loss or impairment of a principal manufacturing facility; clinical and regulatory matters; timing and success of new product introductions; patient acceptance of our products and therapies; changes in and adoption of reimbursement rates; adequate protection of our intellectual property rights; product liability claims; and currency and other economic risks inherent in selling our products internationally.
For more information regarding these and other uncertainties and factors that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements or otherwise could materially adversely affect our business, financial condition or operating results, refer to this Annual Report on Form 10-K under Part I, Item 1A, “Risk Factors.”
All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. We wish to caution readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the uncertainties and factors described above, as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described above are not exclusive and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no obligation to update, amend or clarify forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K we file with or furnish to the Securities and Exchange Commission.